                                                                    Exhibit 99.1


EARNINGS TO FIXED CHARGES

The ratio of earnings to fixed charges for the six months ended April 27, 2003 and May 2, 2004, and for each of the last five fiscal years, was as follows:

                                                                                     Six Months Ended
                                                                                   --------------------
                                   Fiscal Year                                     April 27,     May 2,
--------------------------------------------------------------------------
      1999             2000           2001          2002            2003            2003         2004
      ----             ----           ----          ----            ----            ----        -----
     14.03x           32.82x         11.80x         4.58x            (a)             (b)       17.71x
     ======           ======         ======         =====            ===             ===       ======


(a) Due to Applied's loss in fiscal 2003, the ratio of coverage was less than 1:1. Applied would have needed to generate additional earnings of $209 million to achieve the coverage ratio of 1:1.

(b) Due to Applied's loss for the six months ended April 27, 2003, the ratio of coverage was less than 1:1. Applied would have needed to generate additional earnings of $180 million to achieve the coverage ratio of 1:1.